Exhibit 99.1

Castle Biosciences Announces
Closing of Initial Public Offering and Full Exercise of Underwriters’ Option to Purchase Additional Shares

FRIENDSWOOD, TEXAS, July 29, 2019 – Castle Biosciences, Inc. (Nasdaq: CSTL), announced today the closing of its previously announced initial public offering of 4,600,000 shares of its common stock, which includes 600,000 shares sold pursuant to the exercise in full by the underwriters of their option to purchase additional shares, at a price to the public of $16.00 per share. Including the option exercise, the gross proceeds to Castle Biosciences from the offering, before deducting the underwriting discounts and commissions and offering expenses, were $73.6 million.

SVB Leerink and Baird acted as joint book-running managers for the offering and as representatives of the underwriters. Canaccord Genuity and BTIG acted as co-managers for the offering.

Registration statements relating to these securities have been filed with the Securities and Exchange Commission and became effective on July 24, 2019. The offering was made only by means of a prospectus. Copies of the final prospectus related to the offering may be obtained from: SVB Leerink LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, by telephone: (800) 808‐7525, ext. 6132, or by e‐mail: syndicate@svbleerink.com; or Robert W. Baird & Co. Incorporated, Attention: Syndicate Department, 777 East Wisconsin Ave., Milwaukee, WI 53202, by telephone: (800) 792-2473, or by email: syndicate@rwbaird.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Castle Biosciences

Castle Biosciences is a commercial-stage dermatological cancer company focused on providing physicians and their patients with personalized, clinically actionable genomic information to make more accurate treatment decisions.

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Contact:

Castle Biosciences, Inc.
Derek Maetzold, President and CEO
866-788-9007